EXHIBIT 99

NEWS:

The Sherwin-Williams Company        •        101 West Prospect Avenue        •        Cleveland, Ohio 44115        •        (216) 566-2140

The Sherwin-Williams Company Reports 2018 First Quarter Financial Results

•	Consolidated net sales increased 43.6% in the quarter to a record $3.97 billion; Valspar sales increased consolidated net sales in the quarter by $1.07 billion, or 38.6%
•	Diluted net income per common share increased 3.6% to $2.62 per share in the quarter
◇	Consolidated EPS in the first quarter of 2018 and 2017, excluding acquisition-related costs and purchase accounting impacts in both quarters, was $3.57 and $2.61 per share, respectively
◇	Charges of $.95 and $.08 per share were recorded in the first quarter of 2018 and 2017, respectively, for acquisition-related costs and purchase accounting impacts
•	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) increased 44.0% in the quarter to $551.8 million
•	Revising FY18 EPS guidance to $14.95 to $15.45 per share to include an estimated $.40 per share net reduction related to an expanded customer agreement primarily impacting Valspar operations, compared to $18.67 per share in FY17
◇	Consolidated FY18 EPS guidance, excluding one-time impacts and acquisition-related costs and purchase accounting impacts, is $18.35 to $18.95 per share, versus $15.07 per share on a comparable basis in FY17
◇	Consolidated FY18 EPS guidance includes charges of $3.40 to $3.50 per share for acquisition-related costs and purchase accounting impacts
◇	Consolidated FY17 EPS included a one-time benefit of $7.04 per share from deferred income tax reductions, partially offset by charges totaling $3.44 per share for discontinued operations, acquisition-related costs and purchase accounting impacts

CLEVELAND, OHIO, April 24, 2018 – The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2018. Compared to the same period in 2017, consolidated net sales increased $1.20 billion, or 43.6%, to $3.97 billion in the quarter due primarily to the addition of Valspar sales, selling price increases and higher paint sales volume in The Americas Group. Excluding sales from Valspar, net sales from core Sherwin-Williams operations increased 4.9% in the quarter. As a result of the new revenue standard (ASC 606), certain advertising support that was previously classified as selling, general and administrative expenses is now classified as a reduction of revenue with no effect on net income. The new revenue standard did not have a material impact on consolidated net sales.

Diluted net income per common share in the quarter increased to $2.62 per share from $2.53 per share in 2017. First quarter 2018 diluted net income per common share included a $.95 per share charge from acquisition-related costs. Valspar operations increased EPS by $.68 per share in the quarter, including a $.40 per share charge from interest expense on new debt. Currency translation rate changes increased diluted net income per common share in the quarter by $.03 per share. First quarter 2017 diluted net income per common share included an $.08 per share charge from acquisition-related costs.

Net sales in The Americas Group increased 6.6% to $2.08 billion in the quarter due primarily to higher architectural paint sales volume across most end market segments and selling price increases. Net sales from stores in U.S. and Canada open for more than twelve calendar months increased 5.2% in the quarter over last year’s comparable period. The Americas Group segment profit increased $32.2 million to $337.4 million in the quarter due primarily to higher paint sales volume and selling price increases, partially offset by increased raw material costs. Segment profit as a percent to net sales increased in the quarter to 16.2% from 15.6% last year.

Net sales of the Consumer Brands Group increased 103.0% to $656.4 million in the quarter due primarily to the inclusion of Valspar sales and selling price increases, partially offset by lower volume sales to some of the Group’s retail customers. Valspar sales increased Group net sales 108.3% in the quarter. Currency translation rate changes increased net sales by 1.6%. The revenue reclassification related to the adoption of ASC 606 reduced net sales by 2.1%. Segment profit increased to $74.2 million in the quarter from $55.9 million last year due primarily to the inclusion of Valspar and selling price increases, partially offset by increased raw material costs. As a percent to net external sales, segment profit decreased in the quarter to 11.3% from 17.3% last year due primarily to acquisition-related impacts and higher raw material costs, partially offset by selling price increases. In the quarter, segment profit was increased by Valspar operations profit of $56.7 million, partially offset by purchase accounting amortization expense of $31.8 million.

The Performance Coatings Group’s net sales stated in U.S. dollars increased 153.4% to $1.23 billion in the quarter due primarily to the inclusion of Valspar sales and selling price increases. Valspar sales contributed 148.1% to Group net sales in the quarter. Currency translation rate changes increased net sales by 3.9%. Stated in U.S. dollars, segment profit increased in the quarter to $90.8 million from $57.1 million last year due primarily to the inclusion of Valspar and selling price increases, partially offset by increased raw material costs. Currency translation rate changes increased segment profit $4.6 million in the quarter. As a percent to net external sales, segment profit decreased in the quarter to 7.4% from 11.8% last year. In the quarter, segment profit was increased by Valspar operations profit of $98.1 million, partially offset by purchase accounting amortization expense of $57.5 million.

The Company purchased 600,000 shares of its common stock in the three months ended March 31, 2018. At March 31, 2018, the Company had remaining authorization to purchase 11.05 million shares of its common stock through open market purchases.

Commenting on the first quarter, John G. Morikis, Chairman, President and Chief Executive Officer, said, “The Company performed well in the first quarter despite some widely recognized headwinds, including a slow start to the painting season in North America, persistent raw material inflation and choppy global economic growth. The contribution of the Valspar business to our consolidated revenue and profit continues to build momentum, and we saw positive sales volume, pricing and improving operating results from each of our reportable segments. The Americas Group posted another quarter of volume growth and profit improvement. Our Consumer Brands Group finalized a significantly expanded partnership with one of its largest retail customers which we expect will be accretive to net sales this year. The Performance Coatings Group had volume and sales growth across most of their businesses. Both Consumer Brands and Performance Coatings Groups have made great progress in integrating commercial teams and key business processes relating to pricing, selling and marketing programs.

“In the first three months, we opened 4 net new store locations in The Americas Group. During the quarter, we increased the dividend rate to $.86 from $.85 last year. Our cash generation remains strong, which has enabled us to resume open market treasury stock purchases after suspending these purchases for the last 8 quarters.

“For the second quarter, we anticipate our Sherwin-Williams’ core net sales will increase a mid-to-high single digit percentage compared to last year’s second quarter. In addition, we expect incremental sales from the Valspar acquisition to be approximately $600 million for April and May in the second quarter. For the full year 2018, we expect Sherwin-Williams’ core net sales to increase by a mid-to-high single digit percentage compared to full year 2017. In addition, we expect incremental sales from Valspar for the first five months to be approximately $1.7 billion in 2018. With annual sales at that level, we anticipate our 2018 diluted net income per common share to be in the range of $14.95 to $15.45 per share, including an estimated $.40 per share net reduction related to an expanded customer agreement, compared to $18.67 per share earned in 2017. Full year 2018 diluted net income per common share guidance includes a $3.40 to $3.50 per share charge from costs associated with the acquisition of Valspar, and an increase of $2.30 to $2.50 per share from Valspar operations. The increase from Valspar operations includes interest expense on new debt of $1.65 per share for the full year and a $.40 per share net reduction related to an expanded customer agreement. We continue to expect our 2018 effective tax rate to be in the low-to-mid twenty percent range. Full year 2017 earnings per share included a one-time benefit of $7.04 per share from deferred income tax reductions, a one-time charge of $.44 per share for discontinued operations and a charge of $3.00 per share for acquisition-related cost and purchase accounting impacts.”

The Company will conduct a conference call to discuss its financial results for the first quarter, and its outlook for the second quarter and full year 2018, at 11:00 a.m. EDT on Tuesday, April 24, 2018. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the April 24th release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until May 14, 2018 at 5:00 p.m. EDT.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paints, coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,900 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 110 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

Regulation G Reconciliation

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per common share excluding the Valspar acquisition-related costs. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per common share computed in accordance with U.S. GAAP to diluted net income per common share excluding the impact from the Valspar acquisition.

	Three Months Ended March 31,	Year Ended December 31, 2018 (guidance)
	2018	Low	High
Diluted net income per common share	$2.62	$14.95	$15.45

Transaction and integration costs	.24	.75	.85
Purchase accounting impacts	.71	2.65	2.65

Total acquisition costs	.95	3.40	3.50

Consolidated excluding Valspar acquisition costs	3.57	18.35	18.95

Valspar operations income	1.08	3.95	4.15
New debt interest expense	(.40)	(1.65)	(1.65)

Total Valspar income contribution	.68	2.30	2.50

Adjusted diluted net income per common share	$2.89	$16.05	$16.45

	Three Months Ended March 31, 2017	Three Months Ended June 30, 2017	Six Months Ended June 30, 2017	Year Ended December 31, 2017
Diluted net income per common share	$2.53	$3.36	$5.90	$18.67
One-time charge related to discontinued operations	—	.44	.44	.44

Diluted net income per common share from continuing operations	2.53	3.80	6.34	19.11

One-time benefit from deferred income tax reductions				7.04

Transaction and integration costs	.08	.30	.38	.88
Purchase accounting impacts		.42	.42	2.12

Total acquisition costs	.08	.72	.80	3.00

Consolidated excluding Valspar acquisition costs and one-time items	2.61	4.52	7.14	15.07

Valspar operations income		$.29	$.29	1.72
New debt interest expense		$(.19)	$(.19)	(.92)

Total Valspar income contribution	—	.10	.10	.80

Adjusted diluted net income per common share	$2.61	$4.42	$7.04	$14.27

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the Valspar acquisition. This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following table reconciles net income computed in accordance with U.S. GAAP to EBITDA excluding the impact from the Valspar acquisition.

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017	$ Change	% Change
Net income	$250,127	$239,152	$10,975	4.6%
Interest expense	91,547	25,695	65,852	256.3%
Income taxes	53,459	67,453	(13,994)	-20.7%
Depreciation	71,591	44,595	26,996	60.5%
Amortization	85,049	6,170	78,879	1,278.4%

EBITDA	551,773	383,065	168,708	44.0%
Valspar EBITDA *	137,922	(7,457)	145,379

EBITDA without Valspar	$413,851	$390,522	$23,329	6.0%

* Valspar EBITDA for 2018 includes Valspar operations, purchase accounting items and acquisition costs. Valspar EBITDA for 2017 includes acquisition costs only.

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, including Valspar, as well as the performance of the businesses acquired; risks inherent in the achievement of anticipated cost synergies resulting from the acquisition of Valspar and the timing thereof; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:	Media Contact:
Bob Wells	Mike Conway
Senior Vice President, Corporate Communications &	Director, Corporate Communications
Public Affairs	Sherwin-Williams
Sherwin-Williams	Direct: 216.515.4393
Direct: 216.566.2244	Pager: 216.422.3751
rjwells@sherwin.com	mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended March 31,
Thousands of dollars, except per share data	2018	2017
Net sales	$3,965,006	$2,761,387
Cost of goods sold	2,278,159	1,418,334
Gross profit	1,686,847	1,343,053
Percent to net sales	42.5%	48.6%
Selling, general and administrative expenses	1,214,565	1,011,021
Percent to net sales	30.6%	36.6%
Other general expense – net	2,990	276
Amortization	85,049	6,170
Interest expense	91,547	25,695
Interest and net investment income	(1,618)	(1,280)
Other income – net	(9,272)	(5,434)

Income before income taxes	303,586	306,605
Income taxes	53,459	67,453

Net income	$250,127	$239,152

Net income per common share – basic	$2.68	$2.58

Net income per common share – diluted	$2.62	$2.53

Average shares outstanding – basic	93,339,564	92,550,559

Average shares and equivalents outstanding—diluted	95,546,152	94,541,859

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the April 24th release.